Exhibit 99.1

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. REPORTS

RESULTS FOR 2019 FIRST QUARTER

San Antonio, TX, April 24, 2019 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported financial results for the first quarter ended March 31, 2019.

“We have carried our momentum from 2018 into the new year by continuing to focus on our sales execution and strategic growth initiatives, including building our digital network, expanding our programmatic offerings and enhancing our data analytics,” said Bob Pittman, Executive Chairman and Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “We’re proud of Clear Channel Outdoor’s leadership in the growing OOH industry. As they prepare to become a standalone public company led by CEO William Eccleshare, we believe the new executive team and incoming Board of Directors are poised to capitalize on the opportunities in the out-of-home medium, which continues to resonate with advertisers and marketers.”

“In the first quarter, our consolidated revenue declined due to the impact of foreign exchange, while operating income and OIBDAN increased, led by our Americas segment,” said Rich Bressler, Chief Financial Officer of Clear Channel Outdoor Holdings, Inc. “The strength in the Americas business speaks to the success of our growth initiatives. Looking ahead, Clear Channel Outdoor is prepared to continue to grow and build on its status as a global market leader through its ongoing investment in innovative technologies.”

Key Financial Highlights

The Company’s key financial highlights for the first quarter of 2019 include:

•	Consolidated revenue decreased 1.9%. Consolidated revenue increased 2.2%, after adjusting for a $24.7 million impact from movements in foreign exchange rates.

•	Americas revenues increased $16.9 million, or 6.6%.

•	International revenues decreased $28.2 million, or 8.2%. Revenues decreased $3.5 million, or 1.0%, after adjusting for a $24.7 million impact from movements in foreign exchange rates.

•	Operating income increased $19.0 million to $9.1 million, resulting primarily from revenue growth in our Americas business.

•	OIBDAN increased 17.2%. OIBDAN increased 18.8%, excluding the impact from movements in foreign exchange rates.

GAAP Measures by Segment

(In thousands)	Three Months Ended March 31,		% Change
	2019	2018
Revenue
Americas	$272,722	$255,847	6.6%
International	314,394	342,551	(8.2)%

Consolidated revenue	$587,116	$598,398	(1.9)%

Direct Operating and SG&A expenses[1]
Americas	$182,155	$173,823	4.8%
International	288,638	314,874	(8.3)%

Consolidated Direct Operating and SG&A expenses[1]	$470,793	$488,697	(3.7)%

Operating income
Americas	$51,071	$37,520	36.1%
International	(8,825)	(10,888)	(18.9)%
Corporate[2]	(29,613)	(36,426)	18.7%
Other operating expense, net	(3,522)	(54)

Consolidated Operating income	$9,111	$(9,848)	(192.5)%

[1]

Direct Operating and SG&A Expenses as included throughout this earnings release refers to the sum of Direct operating expenses (excludes depreciation and amortization) and Selling, general and administrative expenses (excludes depreciation and amortization).

[2]	Includes Corporate depreciation and amortization of $1.0 million and $1.0 million for the three months ended March 31, 2019 and 2018, respectively.

Non-GAAP Measures1 (see preceding table for comparable GAAP measures)

(In thousands)	Three Months Ended March 31,		% Change
	2019	2018
Revenue excluding movements in foreign exchange
Americas	$272,722	$255,847	6.6%
International	339,115	342,551	(1.0)%

Consolidated revenue excluding movements in foreign exchange	$611,837	$598,398	2.2%

Direct Operating and SG&A expenses[1] excluding movements in foreign exchange
Americas	$182,155	$173,823	4.8%
International	311,462	314,874	(1.1)%

Consolidated Direct Operating and SG&A expenses excluding movements in foreign exchange	$493,617	$488,697	1.0%

OIBDAN
Americas	$90,567	$82,024	10.4%
International	25,756	27,677	(6.9)%
Corporate	(26,780)	(33,329)	19.6%

Consolidated OIBDAN	$89,543	$76,372	17.2%

OIBDAN excluding movements in foreign exchange
Americas	$90,567	$82,024	10.4%
International	27,653	27,677	(0.1)%
Corporate	(27,488)	(33,329)	17.5%

Consolidated OIBDAN excluding movements in foreign exchange	$90,732	$76,372	18.8%

Certain prior period amounts have been reclassified to conform to the 2019 presentation of financial information throughout the press release.

[1]

See the end of this press release for reconciliations of (i) OIBDAN, excluding effects of foreign exchange rates and OIBDAN for each segment, to consolidated and segment operating income (loss); (ii) revenues, excluding effects of foreign exchange rates, to revenues; (iii) direct operating and SG&A expenses, excluding effects of foreign exchange rates, to direct operating and SG&A expenses; (iv) corporate expenses, excluding non-cash compensation expenses and effects of foreign exchange rates, to corporate expenses. See also the definition of OIBDAN under the Supplemental Disclosure section in this release.

First Quarter 2019 Results

Consolidated

Consolidated revenue decreased $11.3 million, or 1.9%, during the first quarter of 2019 as compared to the first quarter of 2018. Consolidated revenue increased $13.4 million, or 2.2%, after adjusting for a $24.7 million impact from movements in foreign exchange rates.

Consolidated direct operating and SG&A expenses decreased $17.9 million, or 3.7%, during the first quarter of 2019 as compared to the first quarter of 2018. Consolidated direct operating and SG&A expenses increased $4.9 million, or 1.0%, in the first quarter, after adjusting for a $22.8 million impact from movements in foreign exchange rates.

Consolidated operating income increased $19.0 million to $9.1 million during the first quarter of 2019 as compared to the first quarter of 2018, due to revenue growth in our Americas business.

The Company’s OIBDAN increased 17.2% to $89.5 million during the first quarter of 2019 as compared to the first quarter of 2018. The Company’s OIBDAN increased 18.8% in the first quarter of 2019 compared to the same period of 2018, after adjusting for movements in foreign exchange rates.

Americas

Americas revenue increased $16.9 million, or 6.6%, during the first quarter of 2019 as compared to the first quarter of 2018. The increase was driven by revenue from airports, digital and print billboards.

Direct operating and SG&A expenses increased $8.3 million, or 4.8%, during the first quarter of 2019 as compared to the first quarter of 2018. The increase was primarily due to higher site lease expenses related to higher revenue and higher variable employee compensation expenses.

Operating income increased 36.1% to $51.1 million during the first quarter of 2019 as compared to the first quarter of 2018. OIBDAN increased $8.5 million, or 10.4%.

International

International revenue decreased $28.2 million, or 8.2%, during the first quarter of 2019 as compared to the first quarter of 2018. Revenue decreased $3.5 million, or 1.0%, after adjusting for a $24.7 million impact from movements in foreign exchange rates. The decrease in revenue is due primarily to lower revenue as a result of contracts not being renewed in certain countries, including Italy and Spain, partially offset by growth in multiple countries, including Sweden, which continues to benefit from new digital inventory and strong market conditions.

Direct operating and SG&A expenses decreased $26.2 million, or 8.3%, during the first quarter of 2019 as compared to the first quarter of 2018. Direct operating and SG&A expenses decreased $3.4 million, or 1.1%, after adjusting for a $22.8 million impact from movements in foreign exchange rates. Direct operating and SG&A expenses decreased primarily due to lower site lease expenses in countries with lower revenue, including Italy, partially offset by site lease expenses related to new contracts.

Operating loss improved to $(8.8) million during the first quarter of 2019 as compared to the first quarter of 2018. OIBDAN decreased $1.9 million, or 6.9%. OIBDAN for the first quarter of 2019 was flat, after adjusting for a $1.9 million impact from movements in foreign exchange rates.

Clear Channel International B.V. (“CCIBV”)

CCIBV’s consolidated revenue decreased $22.6 million to $243.9 million in the first quarter of 2019 compared to the same period in 2018. This decrease includes a $20.0 million impact from movements in foreign exchange rates. Excluding the impact from movements in foreign exchange rates, CCIBV revenue decreased $2.6 million during the first quarter of 2019 as compared to the same period in 2018.

CCIBV’s operating loss was $13.0 million in the first quarter of 2019 compared to an operating loss of $15.1 million in the same period in 2018.

Liquidity and Financial Position

As of March 31, 2019, we had $170.5 million of cash on our balance sheet, including $148.2 million of cash held outside the U.S. by our subsidiaries. For the three months ended March 31, 2019, cash used for operating activities was $47.7 million, cash used for investing activities was $27.6 million, cash provided by financing activities was $60.3 million, and there was a $0.6 million increase that resulted from the impact from movements in foreign exchange rates on cash. The net decrease in cash, cash equivalents and restricted cash from December 31, 2018 was $14.3 million.

Capital expenditures for the three months ended March 31, 2019 were $28.2 million compared to $28.7 million for the same period in 2018.

At March 31, 2019, the principal amount outstanding under the Due from iHeartCommunications Note was $1,031.7 million. As a result of the voluntary petition by iHeartMedia, iHeartCommunications and certain of their subsidiaries for reorganization under Chapter 11 of the United States Bankruptcy Code (the “iHeart Chapter 11 Cases”), CCOH recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect the estimated recoverable amount of the note as of December 31, 2017, based on management’s best estimate of the cash settlement amount. As of March 31, 2019 and December 31, 2018, the asset recorded in “Due from iHeartCommunications” on our consolidated balance sheet was $154.8 million.

Pursuant to a final order entered by the Bankruptcy Court, as of March 14, 2018, the actual pre-iHeart bankruptcy balance of the Due from iHeartCommunications Note is frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in a new intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeartCommunications Note. The Bankruptcy Court approved a final order to allow iHeartCommunications to continue to provide the day-to-day cash management services for us during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases. As of March 31, 2019, we owed $73.7 million to iHeartCommunications under the intercompany arrangement with iHeartCommunications. As described in our Annual Report on Form 10-K, pursuant to the Settlement Agreement, we agreed that we will recover 14.44%, or approximately $149.0 million, in cash on our allowed claim of $1,031.7 million under the Due from iHeartCommunications Note. In addition, iHeartCommunications agreed to waive the set-off for the value of the intellectual property transferred, including royalties and the repayment of the post-petition intercompany balance outstanding in favor of the iHeartCommunications as of December 31, 2018.

On June 1, 2018, Clear Channel Outdoor, Inc. (“CCO”), a subsidiary of ours, refinanced the Company’s senior revolving credit facility with a receivables-based credit facility that provides for revolving credit commitments of up to $75.0 million. On June 29, 2018, CCO entered into an amendment providing for a $50.0 million incremental increase of the facility, bringing the aggregate revolving credit commitments to $125.0 million. The facility has a five-year term, maturing in 2023. As of March 31, 2019, the facility had $85.5 million of letters of credit outstanding and a borrowing base of $116.2 million, resulting in $30.7 million of excess availability. Certain additional restrictions, including a springing financial covenant, take effect at decreased levels of excess availability.

In February 2019, a wholly-owned subsidiary of ours issued $2,235.0 million of new 9.25% Senior Subordinated Notes due 2024. Proceeds from the new notes were used to pay and discharge the principal amount outstanding and accrued and unpaid interest on the $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes Due 2020 and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes Due 2020 through a redemption date of March 6, 2019.

Conference Call

The Company will host a conference call to discuss results on April 25, 2019 at 8:30 a.m. Eastern Time. The conference call number is (800) 230-1093 (U.S. callers) and (612) 234-9959 (International callers) and the passcode for both is 466576. A live audio webcast of the conference call will also be available on the investor section of www.clearchanneloutdoor.com. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are (800) 475-6701 (U.S. callers) and (320) 365-3844 (International callers) and the passcode for both is 466576. An archive of the webcast will be available beginning 24 hours after the call for a period of thirty days.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

(In thousands)	Three Months Ended March 31,
	2019	2018
Revenue	$587,116	$598,398
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	347,827	361,289
Selling, general and administrative expenses (excludes depreciation and amortization)	122,966	127,408
Corporate expenses (excludes depreciation and amortization)	28,614	35,435
Depreciation and amortization	75,076	84,060
Other operating expense, net	(3,522)	(54)

Operating income (loss)	9,111	(9,848)
Interest expense	114,863	97,264
Loss on extinguishment of debt	(5,474)	—
Equity in earnings (loss) of nonconsolidated affiliates	(207)	188
Other income (expense), net	(358)	19,453

Loss before income taxes	(111,791)	(87,471)
Income tax expense	(57,763)	(45,367)

Consolidated net loss	(169,554)	(132,838)
Less: Amount attributable to noncontrolling interest	(5,387)	(4,416)

Net loss attributable to the Company	$(164,167)	$(128,422)

For the three months ended March 31, 2019, foreign exchange rate movements decreased the Company’s revenues by $24.7 million and decreased direct operating expenses by $17.2 million and SG&A expenses by $5.6 million.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for March 31, 2019 and December 31, 2018:

(In millions)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$170.5	$182.5
Total current assets	899.0	1,015.8
Net property, plant and equipment	1,244.6	1,288.9
Due from iHeartCommunications	154.8	154.8
Total assets	6,325.6	4,522.0
Current liabilities (excluding current portion of long-term debt)	1,045.9	729.6
Long-term debt (including current portion of long-term debt)	5,293.6	5,277.3
Stockholders’ deficit	(2,255.8)	(2,101.7)

TABLE 3 - Total Debt

At March 31, 2019 and December 31, 2018, Clear Channel Outdoor Holdings had a total net debt of:

(In millions)	March 31, 2019	December 31, 2018
Clear Channel Worldwide Senior Notes:
6.5% Series A Senior Notes Due 2022	$735.8	$735.8
6.5% Series B Senior Notes Due 2022	1,989.2	1,989.2
Clear Channel Worldwide Holdings Senior Subordinated Notes:
7.625% Series A Senior Subordinated Notes Due 2020	—	275.0
7.625% Series B Senior Subordinated Notes Due 2020	—	1,925.0
9.25% Senior Subordinated Notes Due 2024	2,235.0	—
Clear Channel International B.V. Senior Notes due 2020	375.0	375.0
Other debt	3.8	3.9
Original issue discount	(0.9)	(0.7)
Long-term debt fees	(44.3)	(25.9)

Total debt	5,293.6	5,277.3
Cash	170.5	182.5

Net Debt	$5,123.1	$5,094.5

The current portion of long-term debt was $0.2 million and $0.2 million as of March 31, 2019 and December 31, 2018, respectively.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months and three months ended March 31, 2019 and 2018. The Company defines OIBDAN as consolidated operating income adjusted to exclude non-cash compensation expenses included within corporate expenses, as well as the following line items presented in its Statement of Operations: Depreciation and amortization; Impairment charges; and Other operating income (expense), net.

The Company uses OIBDAN, among other measures, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.

The other non-GAAP financial measures presented in the tables below are: (i) revenues, direct operating and SG&A expenses and OIBDAN, each excluding the effects of foreign exchange rates; (ii) revenues, direct operating and SG&A expenses and OIBDAN, each excluding the effects of foreign exchange rates and (iii) corporate expenses, excluding non-cash compensation expenses and the effects of foreign exchange rates.

The Company presents revenues, direct operating and SG&A expenses and OIBDAN, each excluding the effects of foreign exchange rates, because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period to period comparisons of business performance and provides useful information to investors. A significant portion of the Company’s advertising operations are conducted in foreign markets, principally Europe, the U.K. and China, and management reviews the results from its foreign operations on a constant dollar basis. Revenues, direct operating and SG&A expenses and OIBDAN, each excluding the effects of foreign exchange rates, are calculated by converting the current period’s amounts in local currency to U.S. dollars using average foreign exchange rates for the prior period.

Corporate expenses, excluding the effects of non-cash compensation expenses is presented as OIBDAN excludes non-cash compensation expenses.

Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance.

As required by the SEC rules, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN, excluding effects of foreign exchange rates and OIBDAN for each segment, to consolidated and segment operating income (loss); (ii) revenues, excluding effects of foreign exchange rates, to revenues; (iii) direct operating and SG&A expenses, excluding effects of foreign exchange rates, to direct operating and SG&A expenses; (iv) corporate expenses, excluding non-cash compensation expenses and effects of foreign exchange rates, to corporate expenses.

Reconciliation of OIBDAN, excluding effects of foreign exchange rates and OIBDAN for each segment to, Consolidated and Segment Operating Income (Loss)

(In thousands)	OIBDAN excluding effects of foreign exchange	Foreign exchange effects	OIBDAN (subtotal)	Non-cash compensation expenses	Depreciation and amortization	Other operating (income) expense, net	Operating income (loss)
Three Months Ended March 31, 2019
Americas	$90,567	$—	$90,567	$—	$39,496	$—	$51,071
International	27,653	(1,897)	25,756	—	34,581	—	(8,825)
Corporate	(27,488)	708	(26,780)	1,834	999	—	(29,613)
Other operating expense, net	—	—	—	—	—	3,522	(3,522)

Consolidated	$90,732	$(1,189)	$89,543	$1,834	$75,076	$3,522	$9,111

Three Months Ended March 31, 2018
Americas	$82,024	$—	$82,024	$—	$44,504	$—	$37,520
International	27,677	—	27,677	—	38,565	—	(10,888)
Corporate	(33,329)	—	(33,329)	2,106	991	—	(36,426)
Other operating expense, net	—	—	—	—	—	54	(54)

Consolidated	$76,372	$—	$76,372	$2,106	$84,060	$54	$(9,848)

Reconciliation of Revenues, excluding effects of foreign exchange rates, to Revenues

(In thousands)	Three Months Ended March 31,		% Change
	2019	2018
Consolidated revenue	$587,116	$598,398	(1.9)%
Excluding: Effects of foreign exchange	24,721	—

Consolidated revenue excluding effects of foreign exchange	$611,837	$598,398	2.2%

International revenue	$314,394	$342,551	(8.2)%
Excluding: Effects of foreign exchange	24,721	—

International revenue excluding effects of foreign exchange	$339,115	$342,551	(1.0)%

Reconciliation of Direct operating and SG&A expenses, excluding effects of foreign exchange rates, to Direct operating and SG&A expenses

(In thousands)	Three Months Ended March 31,		% Change
	2019	2018
Consolidated direct operating and SG&A expenses	$470,793	$488,697	(3.7)%
Excluding: Effects of foreign exchange	22,824	—

Consolidated direct operating and SG&A expenses excluding effects of foreign exchange	$493,617	$488,697	1.0%

International direct operating and SG&A expenses	$288,638	$314,874	(8.3)%
Excluding: Effects of foreign exchange	22,824	—

International direct operating and SG&A expenses excluding effects of foreign exchange	$311,462	$314,874	(1.1)%

Reconciliation of Corporate expenses, excluding non-cash compensation expenses and effects of foreign exchange rates, to Corporate Expenses

(In thousands)	Three Months Ended March 31,		% Change
	2019	2018
Corporate Expense	$28,614	$35,435	(19.2)%
Excluding: Non-cash compensation expense	(1,834)	(2,106)

Corporate Expense excluding non-cash compensation expense	$26,780	$33,329	(19.6)%
Excluding: Effects of foreign exchange	$708	$—

Corporate Expense excluding non-cash compensation expense and effects of foreign exchange	$27,488	$33,329	(17.5)%

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with over 440,000 displays in 31 countries across Asia, Europe, Latin America and North America. Reaching millions of people monthly, including consumers in 43 of the top 50 U.S. markets, Clear Channel Outdoor enables advertisers to engage with consumers through innovative advertising solutions. Clear Channel Outdoor is pioneering the integration of out-of-home with mobile and social platforms, and the company’s digital platform includes more than 1,200 digital billboards across 28 markets in the U.S. and over 13,500 digital displays in international markets. More information is available at www.clearchanneloutdoor.com and www.clearchannelinternational.com.

For further information, please contact:

Media

Wendy Goldberg

Executive Vice President – Communications

(212) 377-1105

Investors

Eileen McLaughlin

Vice President – Investor Relations

(212) 377-1116

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. and its subsidiary Clear Channel International B.V. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our business plans, strategies and initiatives and our expectations about certain markets, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: weak or uncertain global economic condition; our ability to service our debt obligations and to fund our operations and capital expenditures; industry conditions, including competition; our dependence on our management team and other key individuals; our ability to obtain key municipal concessions; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; other general economic and political conditions in the United States and in other countries in which we currently do business; changes in labor conditions and management; the impact of future dispositions, acquisitions and other strategic transactions; legislative or regulatory requirements; regulations and consumer concerns regarding privacy and data protection; restrictions on outdoor advertising of certain products; capital expenditure requirements; fluctuations in exchange rates and currency values; risks of doing business in foreign countries; the identification of a material weakness in our internal controls over financial reporting; our relationship with iHeartCommunications, including its ability to elect all of the members of our board of directors and its ability as our controlling stockholder to determine the outcome of matters submitted to our stockholders and certain additional matters governed by intercompany agreements between us; the risks and uncertainties associated with the iHeart Chapter 11 Cases on us and iHeartCommunications, our primary direct or indirect external source of capital, which is operating as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court; the obligations and restrictions imposed on us by our agreements with iHeartCommunications; the risk that we may be unable to replace the services iHeartCommunications provides us in a timely manner or on comparable terms; the risk that the iHeart Chapter 11 Cases may result in unfavorable tax consequences for us and impair our ability to utilize our federal income tax net operating loss carryforwards in future years; risk related to the consummation of the Separation or to the fact that the Separation may not be consummated; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; and the effect of credit ratings downgrades. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including the section entitled “Item 1A. Risk Factors” of Clear Channel Outdoor Holdings, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.